Exhibit 99.1

August 27, 2008

Dear Vestin Fund III Member:

In today's economy, we are faced with many challenges.  The real estate industry and the credit markets are both in turmoil.  As a mortgage lender, we are faced with an immense challenge in navigating the current economic environment.  As set forth in our July 3, 2008 letter to you, Vestin Fund III, LLC’s (“Fund III”) operating results have suffered because of an increase in non-performing assets.  This negative trend accelerated sharply during the last several months.  As the economy has weakened and credit has become more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects or obtain takeout financing.  We expect that the weakness in the credit markets and the weakness in lending will continue to have an adverse impact upon our performance for the near future.

On August 14, 2008 Fund III filed its quarterly report on Form 10-Q with the Securities and Exchange Commission reporting its results for the quarter ending June 30, 2008.  We wanted to make sure you were aware of some of the important information contained in the June 30, 2008 10-Q.  Fund III reported a net loss for the for the six months ended June 30, 2008 of approximately $2.9 million or ($1.22) per weighted average membership unit, on revenues of $705,000, compared with net income of approximately $1.2 million or $0.47 per weighted average membership unit on revenues of approximately $1.5 million in the comparable period a year ago.  (You may access a copy of our complete report on Form 10-Q at www.sec.gov or obtain a free copy by writing to Fund III at the address below.)

Also as of June 30, 2008, Fund III had 24 loans outstanding with an aggregate principal amount approximating $18.9 million, of which 10 loans with an aggregate principal amount approximating $10.8 million were considered non-performing and two loans totaling approximately $1.8 million are considered delinquent.  As of August 14, 2008, we had foreclosed upon two of the non-performing loans and classified them as real estate held for sale.

In addition to the increase in nonperforming assets, our cash from operations has been adversely affected by realized losses on foreclosed loans and the rising costs of operations.

As a result of these factors, we have been forced to suspend the payment of distributions to our members.  Our Manager will closely monitor Fund III’s operating results in order to determine when distributions should be reinstated.  Our Manager cannot predict when Fund III will reinstitute the payment of distributions.

We apologize for any inconvenience this may cause you.  However, we will endeavor to do our best to improve Fund III’s performance during these trying economic times.

Very truly yours,

Vestin Mortgage, Inc.,
Manager of Vestin Fund III, LLC

Michael V. Shustek
President and CEO